Exhibit 99.B(m)(4)(A)(ii)

January 1, 2007

ING Investors Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:          Reduction in Fee Payable under the ING Investors Trust Shareholder Service Plan

Ladies and Gentlemen:

By this letter dated January 1, 2007 we have agreed to waive the service fee payable to us under the Shareholder Service Plan for Service Class Shares of ING Van Kampen Growth and Income Portfolio (the “Portfolio”), a series of ING Investors Trust (the “Agreement”), of 0.01% of the average daily net assets attributable to Service Class Shares of the Portfolio from January 1, 2007 through and including September 23, 2007.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Todd Modic

Todd Modic
Senior Vice President

Agreed and Accepted:

ING Investors Trust

By:	/s/ Robert S. Naka
Robert S. Naka
Executive Vice President

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Funds Distributor, LLC